Exhibit 10-C(ii)

               FIRST AMENDMENT TO PRIORITY HEALTHCARE CORPORATION
                      1997 STOCK OPTION AND INCENTIVE PLAN


              WHEREAS, the Board of Directors of Priority Healthcare Corporation (the "Company") adopted the Priority Healthcare Corporation 1997 Stock Option and Incentive Plan (the "Plan") on August 25, 1997; and

              WHEREAS, the Plan was approved by the then sole shareholder of the Company on August 25, 1997; and

              WHEREAS, the Plan was approved by the shareholders of the Company on May 21, 1998; and

              WHEREAS, the Company now desires to amend the Plan.

              NOW, THEREFORE, the Plan is hereby amended as follows:

1.   Section 8 of the Plan is hereby amended to read in its entirety as follows:

     8. Termination of Options. Unless otherwise specifically provided by the Committee, Options shall terminate as provided in this Section.

                  (a) Unless sooner terminated under the provisions of this Section, Options shall expire on the earlier of the date specified by the Committee or the expiration of ten (10) years from the date of grant.

                  (b) If the Continuous Service of a Participant is terminated for cause, or voluntarily by the Participant for any reason other than death, disability or retirement, all rights under any Options granted to the Participant shall terminate immediately upon the Participant's cessation of Continuous Service, and the Participant shall (unless the Committee in its sole discretion waives this requirement) repay to the Company within 10 days the amount of any gain realized by the Participant upon any exercise within the 90-day period prior to the cessation of Continuous Service of any Options granted to such Participant on or after September 15, 1998.

                  (c) If the Continuous Service of a Participant is terminated by reason of retirement or terminated by the Company without cause, the Participant may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of cessation of Continuous Service, but only within the period of three
         (3) months immediately succeeding the Participant's cessation of Continuous Service, and in no event after the applicable expiration dates of the Options.

                  (d) In the event of the Participant's death or disability, the Participant or the Participant's beneficiary, as the case may be, may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of cessation of Continuous Service, but only within the one-year period immediately succeeding the Participant's cessation of Continuous Service by reason of death or disability, and in no event after the applicable expiration date of the Options.

                  (e) Notwithstanding the provisions of the foregoing paragraphs of this Section 8, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of the cessation of Continuous Service, to the extent permitted by applicable federal and state law.

                  2. This First  Amendment  to the Plan shall  become  effective upon its adoption by the Board of Directors of the Company.


                                 Adopted by the Board of Directors of Priority Healthcare Corporation as of September 15, 1998